Gryphon Signs Option to Restructure its $5 Million Debt
On exercise $2.0 million converts to shares at $0.50/share; balance extended to 2012

August 5, 2008 Vancouver, B.C. — Gryphon Gold Corporation (GGN:TSX / GYPH:OTC.BB) has entered into an agreement providing Gryphon Gold with an 18-month option to restructure the $5.0 million debt associated with the purchase of its wholly owned subsidiary, Nevada Eagle Resources (August 21, 2007). The option to restructure this debt is expected to improve Gryphon Gold’s financing capability.

Under the terms of the option, which can be exercised any time during the next 18 months, half of the existing $5.0 million debt ($2.5 million) would be repaid by converting $2 million into four million Gryphon Gold common shares (effectively at $0.50/share) and making a $500,000 cash payment. The $2.5 million balance would convert into a secured convertible debenture, convertible at $0.70/share for the first year (from the exercise date of the option) and escalating by $0.10/share per year until maturity in March 30, 2012. The issuance of the shares and convertible note is subject to TSX approval.

Mr. Jerry Baughman, the founder and former principal shareholder of Nevada Eagle, has agreed to stand for election as a Director of Gryphon Gold at our annual general meeting scheduled on September 4, 2008.

"We appreciate Jerry’s vote of confidence in Gryphon Gold and are fortunate to have Jerry, with over 20 years of precious metals exploration experience, continuing to acquire highly prospective exploration stage properties for Gryphon Gold in the western United States. Jerry is very skilled at acquiring good properties on reasonable terms, and subsequently leasing or joint venturing them to various major mining companies and a host of juniors, at great advantage to Gryphon Gold", commented John Key, Gryphon Gold’s Chief Executive Officer..

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

John L. Key, CEO

Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information, contact John Key, CEO, by phone at 604-261-2229 or email at jkey@gryophongold.com.

This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the effect of the option, the availability of future financing, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including conditions relating to the exercise of the option, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

We do not undertake to update forward-looking statements.